   Filed Pursuant to Rule 424(b)(3)and 424(c)
Registration Statement No. 333-125565

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED JULY 26, 2005
NEXMED, INC.
7,733,032 Shares
Common Stock

This prospectus supplement relates to the resale, from time to time, of up to 7,733,032 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling shareholders named in this prospectus. 6,544,094 shares consist of shares of Common Stock issuable in connection with conversion of our Series C 6% Cumulative Convertible Preferred Stock (Preferred Stock) and payment of dividends thereon. 1,188,938 shares consist of shares issuable pursuant to related warrants dated May 17, 2005.

The prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto.

The information in the table appearing under the heading “Selling Shareholders” in the prospectus is amended by adding the information below with respect to two selling shareholders not previously listed in the prospectus, and by amending the information with respect to the transferring selling shareholders listed below and replacing such information with the information provided herein. Other than with respect to changes to the Common Stock holdings of the transferring selling shareholders listed herein to reflect the transfer of warrants to the new selling shareholders, the information with respect to such previously listed selling shareholders reflects holdings as of July 2005.

Name of Selling Shareholder (1)	# of Shares of Common Stock Owned before this Offering(2)	Percentage of Class owned by the Selling Shareholder before this Offering (3)	Number of Shares o f Common Stock being registered by this Prospectus (4)	Number of Shares of Common Stock to be Owned after this Offering (5)	Percentage of Class to be owned by the Selling Shareholder after this Offering (6)
Compass Bank, Custodian F/B/O Ray C. Fish Foundation	73,529	*	147,058	0	*
Hytrol Conveyor Company Pension Plan	132,849	*	26,718	106,131	*
Fiserv Securities, as Custodian for Hill Family Partnership Acct #529 39008	73,529	*	147,058	0	*
Charles Schwab & Co. Inc. Custodian FBO Hill Family Partnership	26,718	*	26,718	0	*
* less than 1%

(1)
Other than Robert C. Ciricillo, who served as Vice President-Legal and Business Affairs of the Company from May to December of 2000, and has served since that time as a legal consultant to the Company, none of the selling shareholders nor any of their officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

(2)
Includes shares of Common Stock and all shares of Common Stock issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder (including shares that are issuable upon the exercise of warrants that are not exercisable within 60 days). Each selling shareholder owns Preferred Stock and warrants which provide that the number of shares of our Common Stock that may be acquired by any holder of such Preferred Stock or warrants upon conversion or exercise thereof is limited to the extent necessary to ensure that, following such exercise, the number of shares of our Common Stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 9.9% of the total number of shares of our Common Stock then outstanding.

(3)
This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 51,830,835 shares of Common Stock outstanding as of May 23, 2005 plus the number of shares of issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder that are included in the prior column.

(4)
Pursuant to the terms of an Investor Rights Agreement dated as of May 16, 2005 between the Company and the holders of the Preferred Stock, we agreed to register a number of shares of our Common Stock equal to 100% or 3,272,047 shares over and above the number of shares acquirable on conversion by the holders of the Preferred Stock on the date of issuance of the Preferred Stock plus 100% of the number of shares of Common Stock issuable upon exercise of the related warrants.

(5)
Includes shares of Common Stock and all shares of Common Stock issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder (including shares that are issuable upon the exercise of warrants that are not exercisable within 60 days), but assumes the sale of all of the shares of Common Stock being registered by this prospectus.

(6)
This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 51,830,835 shares of Common Stock outstanding as of May 23, 2005 plus the number of shares of Common Stock, if any, issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder, assuming the sale by the selling shareholder of all of its shares covered by this prospectus.

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 4, 2007